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Exhibit 23.2

CONSENT

        The undersigned hereby consents to being named in the registration statement on Form S-1 (Registration No. 333-169433) and in all subsequent amendments and post-effective amendments or supplements thereto (the "Exchange Registration Statement") and in the registration statement on Form S-8 (Registration No. 333-171601) and in all subsequent amendments and post-effective amendments or supplements thereto (the "Form S-8 Registration Statement") of KKR & Co. L.P., a Delaware limited partnership (the "Partnership"), as an individual to become a director of the general partner of the Partnership and to the inclusion of her biographical information in each of the Exchange Registration Statement and the Form S-8 Registration Statement.

        In witness whereof, this consent is signed and dated as of April 8, 2011.

By:	/s/ PATRICIA F. RUSSO Patricia F. Russo

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  Exhibit 23.2
CONSENT